Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Erica B. Schmidt, Executive Vice President and Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE SECOND QUARTER OF 2019

Salem, Indiana—July 24, 2019.  Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ:  MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported  the Company’s net income  for the second quarter ended June 30, 2019  of $297,000 or $0.09 per diluted share compared to $296,000 or $0.09 per diluted share for the same period in 2018.  For the six months ended June 30, 2019, the Company reported net income of $659,000 or $0.20 per diluted share compared to net income of $617,000 or $0.18 per diluted share for the same period in 2018.  On July 11, 2018, the Company completed the “second-step” conversion of Mid-Southern, M.H.C. and the Company’s related stock offering with the issuance of 2,559,871 shares of common stock at a price of $10.00 per share for net proceeds of approximately $24.6 million. The shares began trading on the Nasdaq Capital Market on Thursday, July 12, 2018, under the ticker symbol “MSVB.” Accordingly, the reported results and financial information for the three and six month periods ended June 30, 2018 relate solely to the Bank.

Income Statement Review

Net interest income after provision for loan losses increased $184,000, or 11.7%, for the quarter ended June 30, 2019 to $1.8 million as compared to $1.6 million for the quarter ended June 30, 2018. Total interest income increased $207,000, or 11.8%, when comparing the two periods, primarily due to an increase in both the average balance of and yield earned on interest-earning assets. The average balance of interest-earning assets increased to $189.0 million for the quarter ended June 30, 2019 from $177.8 million for the same period in 2018.  The average tax-equivalent yield on interest-earning assets increased to 4.26% for the quarter ended June 30, 2019 from 4.02% for the quarter ended June 30, 2018, primarily due to higher market interest rates.  Total interest expense increased $23,000, or 12.6%, when comparing the two periods due to an increase in the cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.63% for the quarter ended June 30, 2019 from 0.55% for the same period in 2018.  This increase was partially offset by a slight decrease in the average balance of interest-bearing liabilities to $130.4 million from $131.9 million, between the periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.63% from 3.47% and the net interest margin increased to 3.83% from 3.60% for the quarters ended June 30, 2019 and 2018, respectively.

Net interest income after provision for loan losses increased $500,000, or 16.3%, for the six months ended June 30, 2019 compared to the same period in 2018.  Total interest income increased $535,000, or 15.7%, when comparing the two periods, due to an increase in both the average balance of and yield earned on interest-earning assets.  The average balance of interest-earning assets increased to $190.6 million for the six months ended June 30, 2019 from $175.3 million for the same period in 2018. The average tax-equivalent yield on interest-earning assets increased to 4.24% for the six months ended June 30, 2019 from 3.96% for the same period in 2018 primarily due to higher market interest rates.  Total interest expense increased $35,000 as the average cost of interest-bearing liabilities increased to 0.60% for the six months ended June 30, 2019 from 0.53% for the same period in 2018, partially offset by a decrease in the average balance of interest-bearing liabilities to $130.8 million for the six months ended June 30, 2019 from $134.3 million for the same period in 2018. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.64% from 3.43% and the net interest margin increased to 3.83% from 3.56% for the six month periods ended June 30, 2019 and 2018, respectively.

Noninterest income increased $18,000, or 8.8%, for the quarter ended June 30, 2019 as compared to the same period in 2018.  The increase was due to a $9,000 increase in ATM and debit card fee income, a $7,000 net gain on sale of available for sale securities and an increase of $4,000 in deposit account service charges partially offset by a $2,000 decrease in other income.

Noninterest income increased $2,000 for the six months ended June 30, 2019 as compared to the same period in 2018.  The increase was primarily due to an increase in ATM and debit card fee income of $14,000 and a $7,000 net gain on sale of available for sale securities partially offset by a decrease in deposit account service charges of $15,000 and a $4,000 decrease in other income.

Noninterest expenses increased $223,000 for the quarter ended June 30, 2019 as compared to the same period in 2018.  This increase was primarily due to increases in data processing expense of $103,000, compensation and benefits of $60,000,

Mid-Southern Bancorp, Inc.
July 24, 2019

professional fees of $60,000, and other expenses of $28,000, partially offset by a decrease in the net loss on foreclosed real estate of $16,000 and by a decrease of $14,000 in occupancy and equipment expense as compared to the same quarter last year.  The increase in data processing expense is primarily due to $101,000 of contract termination expenses recognized during the quarter ended June 30, 2019 related to the Bank’s core processing system conversion, which is currently scheduled for the fourth quarter of 2019.  The Bank anticipates an additional $170,000 of contract termination and deconversion expenses to be recognized during 2019. The increase in compensation and benefits is primarily due to increased employee healthcare insurance premiums and ESOP compensation expense.

Noninterest expenses increased $491,000 for the six months ended June 30, 2019 as compared to the same period in 2018, primarily due to increases in data processing expense of $219,000, compensation and benefits of $138,000, professional fees of $102,000 and other expenses of $63,000 when comparing the two periods.  These increases were partially offset by decreases of $32,000 in occupancy and equipment expense.   The increase in data processing expense is primarily due to $197,000 of contract termination expenses recognized during the six months ended June 30, 2019 related to the Bank’s core processing system conversion.  The increase in compensation and benefits is primarily due to increased employee healthcare insurance premiums and ESOP compensation expense.

Income tax expense decreased $22,000 for the quarter ended June 30, 2019 as compared to the same period in 2018 resulting from a reduction in our effective tax rate to 11.9% for 2019 compared to 17.3% for 2018. Income tax expense for the six months ended June 30, 2019 was $108,000 compared to $139,000 for the same period in 2018 resulting from a reduction in our effective tax rate to 14.1% for 2019 compared to 18.4% for 2018.

Balance Sheet Review

Total assets as of June 30, 2019 were $207.7 million compared to $200.7 million at December 31, 2018.  Cash and cash equivalents increased $9.4 million, which was partially offset by a $2.1 million decrease in investment securities. Investment securities decreased due to maturities and normal principal payments for mortgage-backed securities as well as the sale of one investment security of $250,000.  Total liabilities, comprised almost entirely of deposits, increased $5.1 million during the six months ended June 30, 2019.  The increase was due primarily to the borrowing of $10.0 million from the Federal Home Loan Bank of Indianapolis partially offset by a decrease in interest bearing deposits of $3.0 million and a decrease in noninterest-bearing deposits of $1.9 million.

Credit Quality

Non-performing loans decreased slightly to $1.1 million, or 0.9% of total loans, at June 30, 2019 compared to $1.3 million, or 1.0% of total loans, at December 31, 2018.  At June 30, 2019, $596,000 or 54.3% of nonperforming loans were current on their loan payments. There was no foreclosed real estate owned at either June 30, 2019 or December 31, 2018.

Based on management’s analysis of the allowance for loan losses, the Company made no provision for loan losses during the quarters ended June 30, 2019 and 2018.  The Company recognized net charge offs of $26,000 for the quarter ended June 30, 2019 compared to net recoveries of $53,000 for the same period in 2018. The Company made no provision for loan losses for the six months ended June 30, 2019 and 2018.  The Company recognized net loan charge-offs of $16,000 for the six months ended June 30, 2019 compared to net charge-offs of $8,000 for the six months ended June 30, 2018. At both June 30, 2019 and December 31, 2018, the allowance for loan losses totaled $1.5 million, representing 1.2% of total loans. The allowance for loan losses represented 135.6% of non-performing loans at June 30, 2019, compared to 116.0% at December 31, 2018.

Capital

At June 30, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Mid-Southern Bancorp, Inc.
July 24, 2019

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
July 24, 2019

MID-SOUTHERN BANCORP, INC.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
OPERATING DATA	2019	2018	2019	2018

Total interest income	$1,966	$1,759	$3,951	$3,416
Total interest expense	205	182	391	356
Net interest income	1,761	1,577	3,560	3,060
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	1,761	1,577	3,560	3,060
Total non-interest income	223	205	416	414
Total non-interest expense	1,647	1,424	3,209	2,718
Income before income taxes	337	358	767	756
Income tax expense	40	62	108	139
Net income	$297	$296	$659	$617

Net income per common share(1):
Basic	$0.09	$0.09	$0.20	$0.18
Diluted	$0.09	$0.09	$0.20	$0.18

Weighted average common shares outstanding (1):
Basic	3,368,990	3,452,242	3,367,693	3,452,222
Diluted	3,370,445	3,453,885	3,369,158	3,453,684

	June 30	December 31,
BALANCE SHEET INFORMATION	2019	2018

Cash and cash equivalents	$22,148	$12,700
Investment securities	51,138	53,240
Loans, net	126,606	126,293
Interest-earning assets	201,249	193,631
Total assets	207,679	200,662
Deposits	146,280	151,108
Stockholders' equity	50,806	48,843
Book value per share (2)	14.25	13.70
Tangible book value per share (3)	14.25	13.70
Non-performing assets:
Nonaccrual loans	1,097	1,297
Accruing loans past due 90 days or more	-	-
Foreclosed real estate	-	-
Troubled debt restructurings on accrual status	1,732	1,831

Mid-Southern Bancorp, Inc.
July 24, 2019

OTHER FINANCIAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Performance ratios:	2019	2018	2019	2018

Cash dividends per share (1)	$0.02	$-	$0.04	$-
Return on average assets (annualized)	0.60%	0.64%	0.67%	0.68%
Return on average stockholders' equity (annualized)	2.35%	4.94%	2.65%	5.14%
Net interest margin	3.83%	3.60%	3.83%	3.56%
Interest rate spread	3.63%	3.47%	3.64%	3.43%
Efficiency ratio	83.0%	79.9%	80.7%	78.2%
Average interest-earning assets to average
interest-bearing liabilities	145.0%	134.8%	145.8%	130.5%
Average stockholders' equity to average assets	25.5%	12.9%	25.2%	13.2%
Stockholders' equity to total assets at end of period			24.5%	11.2%

	June 30	December 31,
Capital ratios:	2019	2018

Total risk-based capital (to risk-weighted assets)	33.3%	31.9%
Tier 1 core capital (to risk-weighted assets)	32.0%	30.7%
Common equity Tier 1 (to risk-weighted assets)	32.0%	30.7%
Tier 1 leverage (to average adjusted total assets)	18.6%	18.0%

	June 30	December 31,
Asset quality ratios:	2019	2018

Allowance for loan losses as a percent of total loans	1.2%	1.2%
Allowance for loan losses as percent of non-performing loans	135.6%	116.0%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	0.9%	1.0%
Non-performing assets as a percent of total assets	0.5%	0.6%

(1) - Share and per share amounts for periods prior to the date of completion of the second-step conversion (July 11, 2018) have been restated to give retroactive recognition to the exchange ratio applied in the second-step conversion (2.3462 to one).

(2) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(3) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates of indicated.